UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 14, 2012

Progenics Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-23143	13-3379479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Old Saw Mill River Road, Tarrytown, New York		10591
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code (914) 789-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2012, Progenics Pharmaceuticals, Inc. and Paul J. Maddon entered into a Retirement Agreement providing for Dr. Maddon’s (i) retirement as of such date as the Company’s Chief Science Officer, (ii) continued full-time employment through June 13, 2012, and (iii) continuing to serve as a member of the Company’s Board of Directors and a Vice Chairman of the Board, subject to his re-election to the Board and to the Company’s charter, by-laws and other applicable requirements.  The Retirement Agreement also provides for termination of Dr. Maddon’s December 31, 2007 Employment Agreement as amended on March 31, 2011 except for provisions relating to confidentiality, indemnification and insurance, and certain technical and other matters, and for the delivery of mutual releases between the parties. In connection with Dr. Maddon’s retirement and termination of the Employment Agreement, the Retirement Agreement also provides for (a) the Company to pay Dr. Maddon an amount equal to $1,789,333 and a $150,000 annual incentive bonus for 2011, (b) full vesting of equity awards granted before March 31, 2011, (c) continued vesting of equity awards granted after such date for so long as he continues to serve on the Board and full vesting upon leaving the Board for any reason other than his resignation, (d) continuation for two years of Welfare Benefits (or the cash equivalent) provided for in the Employment Agreement, and (e) office space and administrative and other support through December 31, 2012.

The above description is qualified in its entirety by reference to the text of the Retirement Agreement, a copy of which will be filed as an exhibit to Progenics’ Quarterly Report on Form 10-Q for the quarter ending March 31, 2012.

A copy of Progenics’ press release relating to Dr. Maddon’s retirement is included in this Report as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.     Description

99.1	Press Release issued March 15, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

       PROGENICS PHARMACEUTICALS, INC.
       By:  /s/ ROBERT A. MCKINNEY
                Robert A. McKinney
                                            Chief Financial Officer, Senior Vice President,
                                            Finance & Operations

Date:  March 15, 2012